Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G, and any amendments thereto, with respect to the common stock beneficially owned by each of them of Revolve Group, Inc.  This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

Dated: February 12, 2021

MMMK DEVELOPMENT, INC.

By:	/s/ Nancy Herrman
Name:	Nancy Herrman
Title:	President

MICHAEL KARANIKOLAS

/s/ Michael Karanikolas

MICHAEL MENTE

/s/ Michael Mente